Exhibit 99.1

MEDIMMUNE REPORTS RECORD REVENUES FOR
FIRST NINE MONTHS OF 2004

Recent Highlights

o	Product sales increased 12 percent for both the third quarter and nine-month period ending September 30, 2004
o	Synagis® sales increased 25 percent in the 2004 third quarter and 10 percent for the first nine months of 2004
o	FluMist® price substantially reduced for the 2004/2005 flu season
o	Phase 3 trials initiated for CAIV-T, next-generation, refrigerator-stable formulation of FluMist
o	Phase 3 trials for Numax planned to start during fourth quarter 2004
o	Liquid Synagis approved by the U.S. Food and Drug Administration; launch anticipated in 2005/2006 season
o	Supplemental biological license application filed to use reverse genetics technology in manufacturing process for FluMist and CAIV-T
o	IL-9 antibody Phase 1 clinical trial initiated
o	TIRC7 technology for use in autoimmune diseases licensed from GenPat77
o	Preclinical data on EphA2’s potential role in the progression of ovarian cancer published in August 1, 2004 issue of Clinical Cancer Research

GAITHERSBURG, MD, October 21, 2004 – MedImmune, Inc. (Nasdaq: MEDI) today announced that product sales for the 2004 third quarter increased 12 percent over the 2003 third quarter to $92 million, primarily due to a 25-percent increase in sales of Synagis (palivizumab) to $61 million. Sales of Ethyol® (amifostine) increased four percent to $21 million. Total revenues for the 2004 third quarter were $93 million versus $99 million in the 2003 third quarter. The 2003 quarter included $17 million in other revenues, comprised primarily of milestone and other payments for FluMist (Influenza Virus Vaccine Live, Intranasal) from Wyeth, the company’s former co-promotion partner for the vaccine.

Product sales for the first nine months of 2004 grew 12 percent to $666 million, driven primarily by a 10-percent increase in sales of Synagis to $539 million. In the first nine months of 2004, sales of Ethyol were $71 million. Through September 30, 2004, FluMist revenues totaled $33 million, mostly from sales recognized in the first and second quarters of 2004 for vaccine sold in the 2003/2004 flu season. Total revenues for the 2004 nine-month period increased four percent to $675 million from $647 million in the 2003 nine-month period.

“We continue to make significant progress advancing our development-stage candidates,” stated David M. Mott, president and chief executive officer. “We are particularly pleased to have initiated our Phase 3 studies for CAIV-T, which if successfully developed, could begin to contribute meaningfully to our revenues and earnings in 2007. We look forward to further expansion in our pipeline in the near future as we strive to introduce three new products to market by 2009.”

In connection with the dissolution of MedImmune’s relationship with Wyeth for the development and marketing of the company’s influenza vaccine technology in the second quarter of 2004, MedImmune identified certain charges that would affect its results for the remainder of 2004. These included estimated costs associated with the impairment of intangible assets and acquired in-process research and development (IPR&D), as well as technology transfer and transition expenses. In the discussion below, MedImmune has provided the overall results for both the third quarter and first nine months of 2004 with and without the impact of these charges, as well as a reconciliation in the accompanying schedules so that the underlying trends in the operations of the business can more readily be identified.

Additional Results for the 2004 Third Quarter
For the third quarter of 2004, MedImmune reported a net loss of $65 million, or $0.26 per share, compared to a net loss of $16 million, or $0.07 per share, for the third quarter of 2003. Excluding the charges associated with the termination of the Wyeth agreements, the net loss for the 2004 third quarter was $55 million, or $0.22 per share.

Gross margins on product sales were 56 percent in the 2004 quarter and 63 percent in the 2003 quarter. The decrease in gross margins is primarily due to the permanent write downs of 2004/2005 FluMist seasonal inventory produced in the 2004 third quarter.

Research and development (R&D) expenses increased to $73 million in the 2004 quarter from $54 million in the 2003 quarter. The increase in R&D expenses is related to a large number of new and ongoing clinical and preclinical studies, particularly for CAIV-T, Numax and Vitaxin.

Selling, general and administrative (SG&A) costs increased to $68 million in the 2004 third quarter from $52 million in the 2003 quarter. The increase is due primarily to increases in programs associated with the reacquisition of the influenza vaccines franchise from Wyeth, including the expansion of the pediatric commercial organization, as well as new marketing and medical education programs related to Synagis and FluMist.

Additional Results for Nine-Month Period Ended September 30, 2004
For the first nine months of 2004, MedImmune reported a net loss of $54 million, or $0.22 per share, compared to net income of $107 million, or $0.42 per diluted share in the first nine months of 2003. Excluding the charges associated with the termination of the Wyeth agreements, MedImmune’s net earnings in the first nine months of 2004 were $27 million, or $0.11 per diluted share.

Gross margins on product sales for the 2004 nine-month period were 65 percent compared to 73 percent for the 2003 nine-month period. The decline in gross margins is primarily related to the cost of sales for 2003/2004 seasonal sales of FluMist in the first quarter of 2004 and the permanent write downs of 2004/2005 FluMist inventory produced in the first nine months of 2004.

R&D expenses for the first nine months of 2004 were $179 million versus $115 million in the 2003 period. The increase in R&D expenses is related to a large number of new and ongoing clinical and preclinical studies, particularly for CAIV-T, Numax and Vitaxin.

SG&A expenses in the 2004 nine-month period increased to $250 million from $216 million in the 2003 nine-month period, due primarily to costs associated with expanding the pediatric commercial organization and increased marketing activities, as well as increased legal costs.

Other operating expenses in the 2004 nine-month period decreased to $6 million from $25 million in the 2003 nine-month period due to the shift in costs of FluMist manufacturing that are included in inventory and cost of goods sold this year, but were expensed as other operating costs in the first quarter of 2003.

Cash and marketable securities at September 30, 2004 were $1.6 billion, down from $1.9 billion at December 31, 2003, primarily due to the redemption of $169 million in MedImmune Vaccines convertible debt in the 2004 first quarter, payments associated with the reacquisition and transition of the influenza vaccines franchise, capital expenditures, and the repurchase of approximately $15 million of our common stock during the 2004 third quarter.

Looking Ahead in 2004
As a convenience to investors, MedImmune is providing an update to its previously issued guidance for 2004. For the first time, the company is also providing its guidance for the 2004 fourth quarter. Guidance and objectives provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

Guidance for the Year Ending December 31, 2004

o	Revenues: projected to range from $1.11 billion to $1.15 billion
o	Product sales: approximately low double-digit increase over 2003
-	Synagis: approximately 10 percent increase over 2003
-	Ethyol: comparable to 2003 sales levels
o	Total revenues associated with FluMist: $45 million to $57 million
o	Gross margins: approximately 68 percent to 69 percent
o	R&D: approximately 31 percent of product sales (or 28 percent excluding about $35 million in expenses associated with the Wyeth transition activities)
o	SG&A: approximately 36 percent of product sales
o	Tax rate: approximately 30 percent (or 37 percent excluding approximately $7 million of non-deductible IPR&D costs)
o	Earnings per share: projected to range from a loss of $0.07 to a loss of $0.11 (or diluted EPS of $0.25 to $0.29 excluding the estimated $30 million in IPR&D costs, $35 million in transition expenses, and $73 million for the one-time charge associated with the termination of the Wyeth collaboration)

Guidance for the Quarter Ending December 31, 2004

o	Revenues: projected to range from $435 million to $475 million
o	Earnings per share: projected to range from $0.11 to $0.15 (or $0.14 to $0.18 excluding approximately $1 million in IPR&D costs and approximately $12 million in transition expenses associated with the termination of the Wyeth collaboration)

Conference Call & Webcast
MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, October 21, 2004 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via our website until October 28, 2004. An audio replay of the webcast will be available, beginning at 11:00 a.m. eastern time on October 21, 2004 and ending at midnight October 28, 2004 by calling (888) 286-8010. The passcode for the audio replay is 31165399.

About MedImmune, Inc.
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers for employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on pediatric infectious diseases, cancer and inflammatory diseases. With approximately 1,900 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: The information contained in this document is as of September 30, 2004 and will not be updated as a result of new information or future events. This document contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties. You can identify those statements by the fact that they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects. Consequently, actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are: seasonal demand for and supply of Synagis and FluMist; the commercial viability of FluMist; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate and interest rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, its quarterly reports on Form 10-Q, its current reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission. MedImmune cautions that respiratory syncytial virus (RSV) disease and influenza occur primarily during the fall and winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future. MedImmune is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success. This press release, including the reconciliation of certain data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

— Tables Follow —

MedImmune, Inc.
Consolidated Statements of Operations (Unaudited) (1)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Product sales	$92,276	$82,283	$666,229	$593,988
Other revenue	306	17,076	9,030	52,522

	92,582	99,359	675,259	646,510

Costs and expenses:
Cost of sales	40,379	30,526	235,900	157,529
Research and development	72,553	53,654	179,478	115,149
Selling, general and administrative	67,922	51,994	249,734	216,079
Other operating expenses	2,502	1,935	6,361	24,806
Impairment of intangible asset	--	--	72,957	--
Acquired in-process research and development (IPR&D)	3,790	--	28,503	--
Technology transfer and transition expenses	11,916	--	23,456	--

	199,062	138,109	796,389	513,563

Interest income, net	15,241	11,552	43,724	35,449
(Loss) gain on investment activities	(11,919)	1,214	(4,748)	818

(Loss) earnings before income taxes	(103,158)	(25,984)	(82,154)	169,214
(Benefit) provision for income taxes (2)	(38,122)	(9,614)	(27,833)	62,609

Net (loss) earnings	$(65,036)	$(16,370)	$(54,321)	$106,605

Basic (loss) earnings per share	$(0.26)	$(0.07)	$(0.22)	$0.42

Shares used in computing basic (loss) earnings per share	248,869	249,371	248,590	250,981

Diluted (loss) earnings per share	$(0.26)	$(0.07)	$(0.22)	$0.42

Shares used in computing diluted (loss) earnings per share	248,869	249,371	248,590	254,684

(1)     Certain prior period amounts have been reclassified to conform to the current presentation.

(2)     Income tax expense (benefit) is recognized using the company’s projected effective tax rate, which is based on projections of income and expense for the entire year. As required by GAAP, the tax effect of separately reported discrete items is recognized in the period in which they occur. Approximately $6.9 million of the acquired IPR&D recognized in the second quarter of 2004 is not deductible for income tax purposes causing the year-to-date effective rate to differ from the projected annual effective rate. All remaining IPR&D charges during 2004 are expected to be deductible. Depending upon the company’s reported earnings before taxes for the remainder of 2004, the impact of the nondeductible IPR&D may cause the company’s year-to-date effective tax rate to fluctuate. The chart below details the company’s quarterly and year-to-date tax rates for 2004 (in millions):

	Three Months Ended			Nine Months Ended
	March 31	June 30	September 30	September 30
Earnings (loss) before income taxes	$176.2	$(155.2)	$(103.2)	$(82.2)
Calculated ordinary income tax expense (benefit)
based on an effective rate of 37%, excluding
non-deductible IPR&D charge	$65.2	$(57.4)	$(38.1)	$(30.4)
Nondeductible IPR&D charge (tax effected at 37%)	$0.0	$2.5	$0.0	$2.5

Net earnings (loss)	$111.0	$(100.3)	$(65.0)	$(54.3)

Projected effective tax rate (calculated as ordinary
income tax expense (benefit) plus the tax effect
of the nondeductible IPR&D divided by pre-tax
income	37%	35%	37%	34%

MedImmune, Inc.
Selected Financial Information (Unaudited)
(in thousands, except per share data)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings (loss) excluding items related to the termination of the Wyeth collaboration for FluMist. The transition activities associated with Wyeth’s exit from the collaboration are expected to be complete by the end of 2004. MedImmune’s management excludes the impact of the charges associated with the termination of the Wyeth collaboration when evaluating the company’s ongoing performance, and provides the following reconciliation to aid investors in their understanding of underlying performance trends.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Item:
Net (loss) earnings, as reported (1)	$(65,036)	$(16,370)	$(54,321)	$106,605
Impairment of intangible asset (2)	--	--	72,957	--
Acquired in-process research and development (3)	3,790	--	28,503	--
Technology transfer and transition expenses (4)	11,916	--	23,456	--
Income tax benefit (5)	(5,765)	--	(43,655)	--

Net (loss) earnings, as adjusted	$(55,095)	$(16,370)	$26,940	$106,605

Basic (loss) earnings per share, as reported	$(0.26)	$(0.07)	$(0.22)	$0.42
Diluted (loss) earnings per share, as reported	$(0.26)	$(0.07)	$(0.22)	$0.42

Basic (loss) earnings per share, as adjusted	$(0.22)	$(0.07)	$0.11	$0.42
Diluted (loss) earnings per share, as adjusted	$(0.22)	$(0.07)	$0.11	$0.42

Shares used to compute (loss) earnings per share:
Basic, as reported	248,869	249,371	248,590	250,981
Diluted, as reported	248,869	249,371	248,590	254,684

Basic, as adjusted	248,869	249,371	248,590	250,981
Diluted, as adjusted	248,869	249,371	251,087	254,684

(1)	Prepared in accordance with accounting principles generally accepted in the United States (GAAP).

(2)

Represents the addback of the noncash impairment charge associated with the termination of our collaboration with Wyeth for the unamortized portion of the intangible asset initially recorded upon our acquisition of MedImmune Vaccines, Inc.

(3)	Represents the addback of the portion of the amounts paid to Wyeth for the reacquisition of the influenza vaccines franchise that was allocated to in-process research and development (IPR&D).

(4)

Represents the addback of the payments for certain transition activities, largely comprised of amounts paid to Wyeth for the manufacture of CAIV-T clinical trial materials, transition of clinical trial data, and transfer of manufacturing technology knowledge.

(5)	Represents the subtraction of the income tax benefit associated with the impairment of intangible asset, deductible portion of IPR&D and the technology transfer and transition charges.

MedImmune, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets:
Cash and marketable securities	$1,582,441	$1,900,149
Trade and contract receivables, net	70,055	166,220
Inventory, net	79,660	91,703
Deferred taxes, net	220,738	180,602
Property and equipment, net	306,887	273,597
Goodwill and intangible assets, net	28,885	110,308
Other assets	47,913	72,091

	$2,336,579	$2,794,670

Liabilities and shareholders' equity:
Accounts payable	$20,600	$22,116
Accrued expenses	143,248	299,843
Advance from Wyeth	--	51,910
Other liabilities	30,972	39,507
Long term debt	507,323	682,076
Shareholders' equity	1,634,436	1,699,218

	$2,336,579	$2,794,670

Common shares outstanding	248,658	248,036